UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2024

BioXcel Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38410	82-1386754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Long Wharf Drive

New Haven, CT 06511

(Address of principal executive offices, including Zip Code)

(475) 238-6837

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BTAI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01. Other Events.

BioXcel Therapeutics, Inc. (the “Company”) is providing the following updates.

BXCL501 Updates and Planned Activities

On November 14, 2023, the Company announced that it had received the final minutes from its meeting with the FDA held on October 11, 2023. Based on feedback from that meeting, the Company currently plans to conduct an additional Phase 3 trial of BXCL501 in its TRANQUILITY program to evaluate safety and collect additional efficacy data in the at-home setting. The Company is also planning to hold a Type B Breakthrough Therapy Designation Meeting with the FDA on February 20, 2024 to obtain feedback on the design of its proposed at-home study in patients with dementia due to probable Alzheimer’s disease, with a focus on caregiver-assessed efficacy endpoints, and to discuss the content and format of a proposed supplemental New Drug Application (“sNDA”) submission to expand labeling for BXCL501 to include the acute treatment of agitation associated with dementia due to probable Alzheimer’s disease. Subject to discussions with the FDA, the Company expects to initiate its Phase 3 TRANQUILITY II at-home trial in the first half of 2024 with topline results expected to be announced in the first quarter of 2025.

On December 12, 2023, the Company announced that it had received the final minutes from its meeting with the FDA held on November 8, 2023. Based on the feedback from the FDA meeting, the Company currently plans to evaluate BXCL501 in the at-home setting for the acute treatment of agitation in bipolar disorders and schizophrenia using a 120 mcg dose, with safety as the primary endpoint and with efficacy evaluations as exploratory endpoints. The Company is also planning to hold a Type C Meeting with the FDA on March 6, 2024 to obtain further feedback on its proposed changes to the design of its SERENITY III at-home trial with a focus on efficacy endpoints, and to discuss the content and format of a potential sNDA submission to expand labeling for BXCL501 120 mcg for the acute treatment of agitation associated with schizophrenia and bipolar disorders in the outpatient setting. Subject to discussions with the FDA, the Company expects to initiate its Phase 3 SERENITY III at-home trial in the first half of 2024.

Agitation in patients with neuropsychiatric diseases is a serious medical condition. Agitation is characterized by feelings of unease, excessive talking, and/or unintentional and purposeless motions, such as wringing of the hands or pacing. People experiencing agitation may also express excitement, hostility, poor impulse control, tension, uncooperativeness, and occasional disruptive behavior, which may lead to aggression and violence. In many cases, people develop agitation when treatment for their underlying disorder is not working well. Stressful situations or traumatic events can also trigger agitation. Agitation can occur suddenly or slowly and vary in length, lasting for a few minutes or for an extended period.

With the agitation issues associated with schizophrenia and bipolar disorders coupled with a fast-growing elderly population that is likely to experience increased levels of agitation associated with Alzheimer’s disease, the difficulties and expenses of acute treatment of agitation are expected to grow significantly. The Company estimates that in the United States, approximately 1.9 million patients with Alzheimer’s disease experience agitation at a rate of about 6 episodes per month, on average. An estimated 1.6 million Americans diagnosed with schizophrenia or bipolar disorders experience agitation at a rate of about 3 episodes per month, on average. Accordingly, the Company believes there is significant market opportunity for BXCL501 if approved for use in these populations in the at-home setting.

Liquidity

Based upon preliminary information available to the Company, as of January 31, 2024, the Company estimates that it had approximately $61.6 million of cash and cash equivalents. This estimate is based on currently available information, does not present all necessary information for an understanding of the Company’s financial condition as of January 31, 2024, and is subject to change upon completion of its financial statement closing procedures. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this estimate and, accordingly, does not express an opinion or any other form of assurance about it. In addition, as of January 31, 2024, $102.7 million in principal amount was outstanding under the Credit Agreement and Guaranty by and among the Company, certain of our subsidiaries as guarantors, the lenders party thereto and Oaktree Fund Administration LLC, as administrative agent, as amended as of December 5, 2023 (the “Credit Agreement”).

Risk Factors

The Company has limited clinical data supporting potential safety or efficacy of BXCL501 for use in the acute treatment of agitation in patients with dementia due to probable Alzheimer’s disease in the at-home setting.

In August 2023, the Company announced its intention to pursue a strategic reprioritization of its commercialization and development efforts (the “Reprioritization”), including among other things, a shift in focus to primarily develop BXCL501 for use in expanded settings, including the at-home setting and care facilities, for the acute treatment of agitation in patients with dementia due to probable Alzheimer’s disease and the acute treatment of agitation in schizophrenia and bipolar patients in the at-home setting. Although the Company has conducted several clinical trials that evaluated BXCL501 in the institutional setting, it has limited data supporting BXCL501’s potential use in the at-home setting. In particular, the Company has not conducted a clinical trial evaluating the at-home use of BXCL501 in the acute treatment of agitation in patients with dementia due to probable Alzheimer’s disease.

Although the Company will seek additional feedback from the FDA regarding the potential of its ongoing or completed clinical trials to support submission of one or more sNDAs, it is possible that the FDA may not consider the Company’s available data adequate to support such submissions. For example, on October 11, 2023, the Company received feedback from the FDA that TRANQUILITY I and TRANQUILITY II alone are not sufficient to support an sNDA submission for the use of BXCL501 to treat acute agitation (non-daily) in patients with dementia due to probable Alzheimer’s disease in either the at-home setting or care facilities, and the FDA indicated that the Company should conduct a further clinical trial to evaluate safety and collect efficacy data of BXCL501 in the at-home setting before it is able to submit an sNDA seeking approval of BXCL501 for use in such populations. These requirements for submission of an sNDA will be further discussed with the FDA at a forthcoming meeting.

Specifically, the Company has a Type B Breakthrough Therapy Designation Meeting with the FDA scheduled for February 20, 2024 to obtain feedback on the design of its proposed at-home study in patients with dementia due to probable Alzheimer’s disease and to discuss the content and format of a proposed sNDA submission to expand labeling for BXCL501 to include the acute treatment of agitation associated with dementia due to probable Alzheimer’s disease. At this meeting, the Company intends to propose to conduct a randomized, double blind, placebo-controlled, 2-arm study of 100 patients in which safety and feasibility will be assessed as the primary endpoints over a 4-itek treatment period. The Company also intends to propose that it should not assess efficacy in this trial since it believes there are no well-defined and validated measures of efficacy for the at-home setting of acute agitation as measured by the caregiver, notwithstanding that the FDA stated that the Company should collect such efficacy data at its October 2023 meeting.

The Company believes that the efficacy of BXCL501 for the treatment of agitation in dementia patients has already been established in its Phase 3 study (BXCL501-303) and is further supported by additional efficacy data from BXCL501-103, its Phase 2 study, and from the evaluation of BXCL501 in the treatment of agitation in schizophrenia (BXCL501-301) and bipolar disorders (BXCL501-302). However, the FDA may not agree with the Company’s proposed trial design to evaluate both the safety and efficacy of BXCL501 for the acute treatment of agitation associated with dementia due to probable Alzheimer’s disease in an at-home setting. For example, to assess safety, the FDA may conclude that the Company needs to expose more patients to BXCL501 for a longer period of time and that its proposed trial, combined with the patients in its previous trials, would not support filing of an sNDA. Further, to assess efficacy, the FDA may determine that the Company cannot rely on its previous studies of BXCL501 for this proposed indication since those studies were conducted in assisted living facilities and they are not comparable to the at-home setting. In addition, the FDA may determine that the Company cannot rely on the data from its prior TRANQUILITY II Phase 3 trial to support an sNDA as a result of potential data integrity issues at the trial site, as the FDA may not agree with the conclusion of the Company’s independent consulting firm that there were no findings from their investigation that impact the data reliability or integrity of the trial. See Part II, Item 1A, “Risk Factors—Risks Related to the Discovery and Development of Product Candidates—Developments relating to its TRANQUILITY II Phase 3 trial may impact the timing of its development plans for, and prospects for seeking or obtaining regulatory approval of, BXCL501 for the acute treatment of agitation (non-daily) associated with dementia in patients with probable Alzheimer’s disease” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 for additional information. If the FDA does not accept the data from the Company’s prior TRANQUILITY II Phase 3 trial, the Company may be required to conduct additional clinical trials which would increase its costs and delay potential submission of an sNDA for BXCL501 which in turn would adversely affect its financial position and operations.

Accordingly, if the FDA reaches these conclusions or otherwise finds that the Company’s proposed study would not adequately evaluate the safety and efficacy of BXCL501 for the acute treatment of agitation associated with dementia due to probable Alzheimer’s disease in an at-home setting, the Company may need to evaluate more patients for a longer period of time to demonstrate the safety and efficacy of BXCL501. Any modifications to the Company’s proposed trial design by the FDA would delay its initiation of the proposed trial, increase the costs of any trial that it does conduct and delay its submission of an sNDA for BXCL501 for the acute treatment of agitation associated with dementia due to probable Alzheimer’s disease. Requirements to conduct additional clinical trials evaluating BXCL501 in support of the Company’s planned sNDAs seeking approvals for BXCL501 for its targeted patient populations in at-home settings would increase its costs, and could have a material adverse effect on its prospects and results of operations.

The Company has identified conditions and events that raise substantial doubt regarding its ability to continue as a going concern. As a result, the Company will need to raise significant additional capital to continue its planned operations.

Based upon preliminary information available to it, as of January 31, 2024, the Company estimates that it had approximately $61.6 million of cash and cash equivalents. It is possible that the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, when filed with the Securities and Exchange Commission, and the report of its auditors contained therein, may reflect there is substantial doubt regarding its ability to continue as a going concern for a period of one year after such date. A report and opinion of the Company’s independent certified public accountants on its audited financial statements for a fiscal year subject to a “going concern” or like qualification or exception or emphasis of matter of going concern footnote or any qualification or exception as to the scope of such audit (collectively, a “Going Concern Opinion”) constitutes an event of default under the Credit Agreement, subject to a 120-day cure period. In order to mitigate current and potential future liquidity issues, the Company has undertaken the Reprioritization and may, among other things, seek to raise additional capital in the future through the issuance of common stock, or by restructuring, refinancing, and/or amending the terms of the Credit Agreement (including with respect to regulatory related events of default that do not contain a cure period) or pursue other strategic alternatives. However, such transactions may not be successful and the Company may not be able to raise additional equity, restructure, refinance or amend the terms of the Credit Agreement on acceptable terms, or at all. As a result, the Company may default under the Credit Agreement, resulting in an acceleration of outstanding indebtedness under the Credit Agreement. Acceleration of the repayment of the outstanding indebtedness would raise substantial doubt about the Company’s ability to continue as a going concern, shorten the period for which it will be able to fund its operations and would adversely affect its financial condition and ability to pursue its business strategy.

Given the Company’s current cash position and funding needs, it will need to obtain significant additional capital in the future to continue its planned operations, including its ongoing and planned clinical trials, commercialization of its products, and continuation as an operating public company. The Company may not be able to obtain sufficient additional funds to achieve top-line results from its Phase 3 TRANQUILITY II at-home trial if it is delayed due to regulatory matters or other unforeseen events. Moreover, there can be no guarantee that the Company will be able to achieve the milestones required to take advantage of additional tranches under the Credit Agreement in the near term if at all. If the Company is unable to obtain additional funding under the Credit Agreement, it would be required to seek alternative sources of funding to continue operations, which may not be available on acceptable terms, or at all. The inability to secure future funding sources could have a material adverse effect upon the Company’s financial position and the ability to conduct its business.

The Company has significant indebtedness and other contractual obligations that could impair its liquidity, restrict its ability to do business and thereby harm its business, results of operations and financial condition. The Company may not have sufficient cash flow from operations to satisfy its obligations under the Credit Agreement.

As of January 31, 2024, $102.7 million in principal amount was outstanding under the Credit Agreement. The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions, including specific exceptions with respect to product commercialization and development activities. The Company must also comply with certain covenants under the Credit Agreement, including a financial covenant that requires it maintain a minimum cash liquidity amount of $15 million (or higher upon certain events) and a minimum revenue requirement measured on a quarterly basis based on the revenue attributable to BXCL501 for the six consecutive month period ending on the last day of the relevant quarter, subject to cure payments of not less than $1.0 million if it fail to meet the minimum revenue requirement. The minimum revenue requirement applies beginning with the preceding six-month period ending on December 31, 2024, and ranges from approximately $4.5 million for the fourth quarter of 2024 to approximately $47.9 million for the first quarter of 2027. If the Company fails to meet the minimum revenue requirements for the six-month periods ending on December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025, it could be required to make revenue cure payments for the revenue shortfalls of up to $4.5 million, $6.2 million, $8.5 million, and $8.5 million, respectively, plus aggregate prepayment fees of $1.9 million. Under the Credit Agreement, these cure payments would be due on April 21, 2025, June 6, 2025, September 5, 2025 and December 8, 2025, respectively. The Company had revenue of $1.0 million for the nine months ended September 30, 2023 and the minimum revenue requirements under the Credit Agreement would require a significant increase from its expected revenue for the fiscal year ended December 31, 2023. However, there can be no assurances that the Company will be able to increase its revenue in the time frame needed to remain compliant with the minimum revenue requirement under the Credit Agreement. The Company is only permitted to make cure payments for shortfalls under the minimum revenue requirement up to three times during the term of the Credit Agreement, after which the Company would default on the Credit Agreement if it is unable to satisfy the minimum revenue requirement for any subsequent fiscal quarter. In addition, certain events, including certain regulatory events and a Going Concern Opinion, constitute an event of default under the Credit Agreement. Certain change of control events can also trigger an event of default under the Credit Agreement, including control by any entity or group of entities, other than BioXcel LLC and its affiliates, that acquires 35% or more of our voting capital stock.

The Company’s ability to make scheduled payments or payments to maintain compliance with covenants or to restructure or refinance these and other outstanding debt obligations depends on its financial and operating performance, including growth in revenue from BXCL501, which will be affected by prevailing economic, industry and competitive conditions and by financial, business and other factors beyond its control. A failure to pay its debt, fixed costs and other obligations or a breach of its contractual obligations could result in a variety of adverse consequences, including the acceleration of the Company’s obligations or the exercise of remedies by its creditors and lessors. In such a situation, it is unlikely that the Company would be able to cure its breach, fulfill its obligations, make required payments or otherwise cover its fixed costs, which would have a material adverse effect on its business, results of operations and financial condition.

In addition, historically the Company has relied on debt and equity financings as its primary sources of liquidity. If its future cash flows and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay expenditures, sell assets, seek additional capital or seek to restructure or refinance its indebtedness. Any refinancing or restructuring of the Company’s indebtedness could be at higher interest rates and may require it to comply with more onerous covenants. These alternative measures may not be successful and may not permit the Company to meet its scheduled debt service obligations. In the absence of such cash flows and resources, the Company could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet its debt service obligations.

The Company’s only approved product to date is IGALMITM sublingual film for the acute treatment of agitation associated with schizophrenia or bipolar I or II disorder, to be self-administered by patients under the supervision of a healthcare provider. If IGALMITM or other products the Company may have approved do not gain market acceptance, the Company’s future operations may be adversely affected.

The Company plans to continue to commercialize IGALMITM sublingual film for the acute treatment of agitation associated with schizophrenia or bipolar I or II disorder, to be self-administered by patients under the supervision of a healthcare provider, which is the Company’s only approved product to date. However, in connection with the Reprioritization, the Company significantly reduced the resources devoted to commercialization of IGALMITM and it is possible that will have adverse consequences on the revenue that the Company is able to generate from IGALMITM. Revenues for IGALMITM for the nine months ended September 30, 2023 were $1.0 million. If the Company’s commercial products do not gain market acceptance, the Company may not be able to fund future operations, including developing, testing and obtaining regulatory approval for an sNDA for other BXCL501 indications, including in the at-home setting for the acute treatment of agitation (non-daily) associated with dementia due to probable Alzheimer’s disease, or for other product candidates that it may develop. The Company’s results of operations could be materially harmed if the Company is unable to successfully commercialize IGALMITM for any currently or additionally approved indications or any future product candidates it may have approved.

In a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2023, the Company disclosed the material terms of the Second Amendment. A copy of the Second Amendment is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibit No.	Description

10.1+	Second Amendment to Credit Agreement and Guaranty and Termination of Revenue Interest Financing Agreement dated December 5, 2023, which amended the Credit Agreement and Guaranty, dated April 19, 2022, by and among the Company, as the borrower, certain subsidiaries of the Company from time to time party thereto as subsidiary guarantors, the lenders party thereto, and Oaktree Fund Administration LLC, as administrative agent (as amended by the Waiver and First Amendment to Credit Agreement and Guaranty, dated as of November 13, 2023)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

+ Certain annexes, schedules, and exhibits have been omitted pursuant to Item 601(a)(5)(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

Forward-Looking Statements

This Current Report on Form 8-K (“Form 8-K”) includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this Form 8-K other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company's clinical development pipeline and future clinical trials and the preliminary estimates of its cash and cash equivalents and principal amount outstanding under the Credit Agreement as of January 31, 2024. When used herein, words including “anticipate,” “believe,” “can,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon the Company’s current expectations and various assumptions. The Company believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. The Company may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, its need for substantial additional funding and ability to raise capital when needed; its limited experience in drug discovery and drug development; its dependence on the success and commercialization of IGALMITM and BXCL501 and other product candidates; submissions for regulatory approval or review by governmental authorities, the supplemental risk factors provided in this Form 8-K and the other important factors discussed under the caption “Risk Factors” in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this Form 8-K. Any such forward-looking statements represent management’s estimates as of the date of this Form 8-K. While the Company may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2024		BIOXCEL THERAPEUTICS, INC.

/s/ Javier Rodriguez
	By:	Javier Rodriguez
	Title:	SVP, Chief Legal Officer